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                                                                  EXHIBIT 2


                        SHAREHOLDERS VOTING AGREEMENT
                        -----------------------------

     THIS SHAREHOLDERS VOTING AGREEMENT, Made and entered into this 9th day of January, 1997, by and between Robert P. Gould (Gould), of Harnett County, North Carolina, Jon E. Goodrich (Goodrich), of Bennington, Vermont, and Marvin P. Brown (Brown), of Craftsbury Common, Vermont, sometimes hereinafter referred to collectively as the Parties;

                              W I T N E S S E T H
                              - - - - - - - - - -

     THAT WHEREAS, all of the Parties hereto own shares of the voting common stock (the Shares) of Mace Security International, Inc. (MSI), a Delaware corporation with its principal office in Bennington, Vermont; and

     WHEREAS, the Parties have concluded and agreed that it will promote their mutual interests and well being to agree mutually that certain of the shares owned by them will be subjected to and the voting of such shares governed and controlled by the terms of this agreement, and have in good faith further concluded and agreed that entering into this voting agreement will be in the best interest of and promote the well being of MSI;

     NOW, THEREFORE, for the purposes aforesaid and in consideration of their mutual promises and undertakings herein and other good and valuable consideration, the acceptance and sufficiency of which are hereby acknowledged, said Parties have contracted, covenanted and agreed with each other and do now for themselves and their respective heirs, assigns, personal representatives and successors in interest, contract, covenant and agree with each other as follows:

     1. TERMS OF AGREEMENT. This Agreement shall become effective on 1-9-97 and shall continue for a term of two (2) years thereafter (the Term) unless sooner terminated by written

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agreement of the Parties, judicial order, or such other occurrence as set forth in Section 18 below.

     2. SHARES SUBJECT TO AGREEMENT. The following shares of MSI (Subject Shares) shall be subject to and the ownership, voting, transfer and other disposition of such shares shall be determined and controlled by the terms of this agreement:

     (a) 2,400,000 Shares of MSI owned by Jon E. Goodrich

     (b) 1,100,000 Shares of MSI owned by Robert P. Gould

     (c) All Shares of MSI owned by Marvin P. Brown on the date this voting agreement is executed pursuant to Section 20 below and acquired thereafter by him at any time prior to the termination of this Agreement pursuant to
Section 18 below.

     The foregoing shares of MSI stock are referred to herein as the Subject Shares. All other shares of MSI stock owned by Gould and Goodrich are excluded from this Agreement.

     3. RESTRICTIONS ON TRANSFER OF SHARES. Except as provided below in this
Section 3, neither party will sell, transfer, assign, pledge or otherwise dispose of or encumber the Subject Shares without the prior written consent of the other parties to this Agreement.

     The parties agree that notwithstanding the foregoing at any time more than ninety (90) days after the date of this Agreement:

     (a) Six hundred thousand (600,000) shares of the subject stock owned by Jon E. Goodrich will upon his written request be released and withdrawn from this Agreement; and

     (b) One hundred thousand (100,000) shares of the subject stock owned by Robert P. Gould will upon his written request be released and withdrawn from this Agreement.

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     A copy of such written request shall be delivered to each of the other parties to this Agreement. Simultaneously therewith an executed copy of such request shall be delivered to the Secretary of Mace Security International, Inc., and thereupon and thereafter the shares specified in such written request shall be free and discharged of all the terms and provisions of this Agreement.

     4. SUBJECT SHARES NOT TO BE VOTED OTHERWISE. Neither party will vote, attempt to vote, or authorize anyone else, by proxy or otherwise, to vote or attempt to vote any of the Shares specified in Section 2 above.

     5. OTHER SHARES NOT AFFECTED BY THIS AGREEMENT. The Parties acknowledge that Goodrich and Gould own shares of MSI in addition to the shares specified in Section 2 above. Said parties also understand that either or all of them may hereafter acquire additional shares of MSI. Any shares of MSI now owned or hereafter acquired by Brown during the term of this Agreement are included in and subject to its terms and conditions. Any shares of MSI now owned or hereafter acquired by Gould or Goodrich in excess of the number of shares specified opposite the name of such party in Section 2 above (Excess Shares) shall not be affected in any manner whatever by this agreement and the owner of such Excess Shares may vote, own, transfer, and otherwise dispose of or use such shares free and discharged of all of the terms of this Agreement.

     6. OBLIGATION TO VOTE SUBJECT SHARES. Each Party shall timely vote all of his Subject Shares on any question, issue or other matter coming before a meeting of the shareholders of MSI and on which such shares are entitled to vote in accordance with the written decision of a majority (2) of the Parties without regard to the number of shares owned by each, and not

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otherwise. Further, no party shall be entitled to abstain or decline to vote his Subject Shares, unless authorized in writing by a majority of the Parties.

     7. PROCEDURE TO DETERMINE HOW SUBJECT SHARES WILL BE VOTED. At least three (3) days after the mailing of the notice of a meeting (whether regular or special) of the shareholders of MSI (the Notice), but not later than midnight of the day which precedes by at least five (5) days the day for the meeting of the shareholders specified in the Notice, the Parties shall determine how the subject shares shall be voted on any question, issue or other matter which will or may come before such meeting for action by the shareholders. The written decision of any two (2) of the Parties as to how the Subject Shares will be voted shall be conclusive and binding on the Parties and all Subject Shares and each party shall vote all of his Subject Shares in accordance with such decision.

     If any party shall be unable to vote, or shall refuse to vote his Subject Shares in accordance with such decision (Non-Voting Party), the other Parties, or either of them may and shall vote the Subject Shares of the Non-Voting Party in accordance with any such majority decision and said Non-Voting Party does hereby authorize and empower the other parties or either of them to so vote his Subject Shares, does hereby ratify and confirm such vote(s) and does hereby irrevocably agree that he will be bound by any such vote and will not in any manner question or challenge any such vote or authorize or request anyone else to question or challenge any such vote.

     Upon request by the other Parties, the Non-Voting Party shall execute a written proxy or take such other action as MSI may require in order to permit the shares of the Non-Voting Party to be cast and counted in accordance with the decision of the majority of the Parties.

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     In the event of a challenge to any such vote or attempted vote by anyone not a party to this Agreement, the Parties hereby irrevocably agree that each shall vote the number of shares set forth in Section 2 above consistent with the challenged vote or attempted vote.

     8. FILE EXECUTED COPY WITH MSI. A fully executed copy hereof shall be filed with the Secretary of MSI and shall remain on file and open for inspection by any officer or shareholder of MSI at the principal office of MSI during regular business hours.

     9. MSI REQUESTED TO HONOR AGREEMENT. MSI, its officers and directors are hereby requested and authorized to honor and be governed by the terms of this Agreement. Further, MSI is hereby requested and authorized to decline to recognize any attempted vote of any of the Subject Shares which is not in full compliance with the terms of this Agreement.

     10. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the others that as of the date of this Agreement:

     (a) he has full power and authority to enter into and perform this Agreement and this Agreement is legal, valid and binding and enforceable against him.

     (c) no proceedings are pending or threatened against or affecting him before any court, arbitrator or administrative or governmental body which, in the aggregate, would adversely affect his ability to perform his obligations hereunder.

     (c) in so far as he knows, no consents, notices, filings, approvals or authorizations are required to be made to or with or received from any person entity, or governmental body for consummation of the transactions contemplated by this Agreement.

     (d) he has the sole legal and beneficial ownership of the Shares designated in Section 2 above and owns such Shares free and clear of all liens, claims and encumbrances of any kind.

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     11. FAILURE TO PERFORM. The failure of any party to perform any of his obligations pursuant to this Agreement may be enforced by suit for specific performance or any other available legal remedy and shall subject the non-performing party to the recovery of damages incurred by the other parties, including but not limited to the recovery of compensatory damages, attorney's fees and costs.

     12. APPOINTMENT OF SUCCESSOR TO RIGHT TO VOTE SUBJECT SHARES. In the event of the death or disability of:

     (a) Robert P. Gould, Phyllis B. Gould is hereby appointed his successor-in-interest as to the rights and obligations set forth in this Agreement, and Goodrich and Brown hereby irrevocably consent to, approve and ratify such appointment, or

     (b) Jon E. Goodrich, Jan Noyes Goodrich is hereby appointed his successor-in-interest as to the rights and obligations set forth in this Agreement, and Gould and Brown hereby irrevocably consent to, approve and ratify such appointment, or

     (c) Marvin P. Brown, Gould and Goodrich shall select Brown's successor-in-interest by mutual written agreement. In the event Gould and Goodrich are unable to select such successor by agreement within seven (7) days of notification of Brown's death or disability, then such successor shall be selected by an independent arbitrator approved by the American Arbitration Association and experienced in corporate matters. The cost of the selection and actions of such arbitrator shall be borne equally by Gould and Goodrich.

     13. AGREEMENT CONTINGENT ON OTHER TRANSACTIONS. The validity of this Agreement is contingent on the due execution of an agreement between Robert
P. Gould and Jon E. Goodrich satisfactory to them in their sole discretion relating to the purchase and sale of certain shares of

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stock in MSI, Gould & Goodrich Leather, Inc. and G & G Realty, Inc. prior to or at the time of the execution of this Agreement, or on or before Midnight, January 8, 1997, whichever shall first occur.

     14. BINDING EFFECT. This Agreement shall be binding on the Parties' successors, assigns, transferees, heirs, legatees, beneficiaries, executors and personal representatives.

     15. SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstances, shall to any extent be held invalid and unenforceable, the invalidity of such provision shall not affect any of the remaining provisions of this Agreement.

     16. AMENDMENTS. This Agreement may be amended at any time by and with the written consent of all of the parties hereto; additionally, any party hereto may withdraw any of his shares subject to this Agreement at any time by and with the written consent of the other parties hereto. Any shares withdrawn pursuant to the provisions of this paragraph shall be subject to the notice requirements specified in Section 3 above.

     17. ENTIRE UNDERSTANDING OF THE PARTIES. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and all prior negotiations and agreements are merged herein. Any executory agreement simultaneously or hereafter made shall be ineffective to change, modify discharge or affect any abandonment of this Agreement, in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

     18. SINGULAR INCLUDES PLURAL. The singular number includes the plural and the masculine gender includes the feminine and the neuter, wherever appropriate, and vice versa.

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     19. TERMINATION OF TERM. Upon the occurrence of any of the following events the Term shall be deemed expired:

     (a) the expiration of the two (2) year term specified in Section 1.

     (b) the mutual written consent of the Parties.

     (c) MSI becomes subject, whether voluntarily or involuntarily, to any proceeding for bankruptcy or receivership and such proceeding is not dismissed within forty-five (45) days of its commencement.

     20. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware without regard to principles and conflicts of law.

     21. MISCELLANEOUS. Except as otherwise set forth herein, no party may assign any or all of his rights or delegate any or all of his duties under this Agreement without the written consent of all other parties. Any person or entity acting in the place of any party named herein shall be subject to all of the provisions of this Agreement. All representations and warranties made herein shall survive the execution and delivery of this Agreement. This Agreement may be executed in counterparts, each of which when so executed shall be as an original, but all such counterparts shall together constitute by one and the same instrument. Headings are included in this Agreement for convenience of reference only and they are not a part of this Agreement. No interpretation or construction of the Agreement shall be derived from or based on headings.

     IN WITNESS WHEREOF, Robert P. Gould, Jon E. Goodrich, and Marvin P. Brown, have each hereunto set their hands and seals, the day and year first above written.


                                            /s/ Robert P. Gould (SEAL)
                                            --------------------
                                            Robert P. Gould

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                                            /s/ Jon E. Goodrich (SEAL)
                                            --------------------
                                            Jon E. Goodrich



                                            /s/ Marvin P. Brown (SEAL)
                                            --------------------
                                            Marvin P. Brown